NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES LEASE OF ITS MANCHESTER, CT WAREHOUSE

NEW YORK, NEW YORK (September 11, 2008 ) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that its real estate division, Griffin Land, had signed a lease agreement with an affiliate of Raymour and Flanigan to lease Griffin Land’s 308,000 square foot warehouse in Manchester, Connecticut.  The lease is for a term of seven years.  In addition to other customary terms, the lease agreement includes an option, with certain conditions, exercisable by Griffin Land, for Griffin Land to sell the property to the lessee, and another option, exercisable by the lessee to purchase the property from Griffin Land during different three year periods at an agreed upon price.  The lease is expected to start in September.

Griffin operates its real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business.  Griffin also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.